EXHIBIT 99.1

NEWS	Contact: Clay Williams (713)346-7606
FOR IMMEDIATE RELEASE
NATIONAL OILWELL VARCO ANNOUNCES
FOURTH QUARTER AND 2005 EARNINGS
HOUSTON, TX, February 24, 2006 — National Oilwell Varco, Inc. (NYSE: NOV) today reported that for its fourth quarter ended December 31, 2005 it earned net income of $101.6 million, or $0.58 per fully diluted share, compared to third quarter ended September 30, 2005 net income of $88.5 million, or $0.50 per fully diluted share.
The results include $13.5 million of pre-tax charges ($0.05 per share after tax) related to its merger with Varco International, Inc., including integration costs and stock-based compensation charges. Excluding integration and stock-based compensation charges, earnings were $0.63 per fully diluted share.
Revenues reported for the full year 2005 were $4,644.5 million, and net income was $286.9 million, or $1.81 per fully diluted share. Including results for Varco prior to the March 11, 2005 merger, 2005 revenues were $4,952.4 million, up 27 percent from 2004 revenues of $3,886.2 million. Pro forma 2005 operating profit was $557.8 million, up 50 percent from pro forma 2004 operating profit, including full year Varco results and excluding integration and stock-based compensation charges in both periods.
Revenues for the fourth quarter increased 11 percent sequentially to $1,377.4 million, and operating profit excluding the $13.5 million integration and stock-based compensation charges was $177.3 million, an increase of 16 percent over the third quarter.
Backlog for capital equipment orders for the Company’s Rig Technology segment at December 31, 2005 increased to $2.3 billion, compared to $1.75 billion at September 30, 2005, with new orders during the quarter of $901.3 million. The Company’s backlog for capital equipment continues to increase as a result of the strong demand for its drilling equipment products.
Pete Miller, Chairman, President and CEO of National Oilwell Varco, remarked, “Our Company enjoyed an outstanding 2005. The integration of National Oilwell and Varco has proceeded very smoothly, and as one team we’ve achieved great success in securing orders and delivering new equipment. Each of our three segments reported higher year-over-year sales and profits for both the quarter and the year. With the very high levels of oilfield activity and brisk demand for products and services we are witnessing now, I expect 2006 will be another great year for our Company.”
Rig Technology
The Rig Technology segment includes most of the capital equipment manufactured and sold by the Company including drilling rigs, jackup packages, coiled tubing units, cranes, mooring systems, wireline units, nitrogen injection units and workover rigs. Fourth quarter revenues for this segment increased by 12.5 percent over the third quarter to $644.4 million. Higher shipments of drilling equipment to support rising levels of investments in new drilling rigs and well remediation equipment drove most of the increase. Operating profit for this segment excluding integration and stock-based compensation charges was $80.5 million, or 12.5 percent of sales, an increase of $10.1 million from the third quarter. Margins in the fourth quarter were adversely affected by lower than expected profitability on a crane order, and by higher inventory and accounts receivable reserves.
Petroleum Services & Supplies
The Petroleum Services & Supplies segment consists of those businesses within the Company providing critical services and consumables to the oil and gas industry and includes pump and liner expendable supplies; pipeline and tubular inspection and coating; fiberglass and coiled tubing pipe sales; solids control and rig instrumentation; and downhole tools rentals and sales. Revenues of $513.2 million were up 8.7 percent sequentially compared to third quarter results, and operating profit was $101.4 million or 19.8 percent of revenue during the fourth quarter. This segment benefited from higher demand for the goods and services it provides, and improved pricing in most areas.
Distribution Services
The Distribution Services segment provides maintenance, repair and operating supplies to drilling and production operations around the world, employing advanced information technologies to provide complete procurement, inventory management and logistics services to our customers. Fourth quarter revenues of $308.2 million were up 13.1 percent from the third quarter. Fourth quarter operating profit was $14.9 million or 4.8 percent of sales.
The Company has scheduled a conference call for February 24, 2006, at 10:00 a.m. Central Time to discuss fourth quarter and 2005 results. The call will be broadcast through the Investor Relations link on National Oilwell Varco’s web site at www.nov.com, and a replay will be available on the site for thirty days following the conference. Participants may also join the conference call by dialing 303-262-2131 prior to the scheduled start time.
National Oilwell Varco is a worldwide leader in the design, manufacture and sale of equipment and components used in oil and gas drilling and production operations, the provision of oilfield services, and supply chain integration services to the upstream oil and gas industry.

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by National Oilwell Varco with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.
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NATIONAL OILWELL VARCO, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	December 31,
	2005	2004
	(Unaudited)	(Restated)
ASSETS
Current assets:
Cash and cash equivalents	$209.4	$142.7
Receivables, net	1,139.2	480.1
Inventories, net	1,198.3	635.3
Costs in excess of billings	341.9	226.5
Deferred income taxes	58.6	15.6
Prepaid and other current assets	50.8	15.0

Total current assets	2,998.2	1,515.2

Property, plant and equipment, net	877.6	255.1
Deferred income taxes	52.2	55.1
Goodwill	2,117.7	639.0
Intangibles, net	611.5	91.0
Other assets	21.3	21.1

	$6,678.5	$2,576.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$568.2	$407.7
Accrued liabilities	530.1	209.5
Current portion of long-term debt and short-term borrowings	5.7	150.0
Accrued income taxes	83.2	37.0

Total current liabilities	1,187.2	804.2

Long-term debt	835.6	350.0
Deferred income taxes	373.3	102.8
Other liabilities	63.7	31.5

Total liabilities	2,459.8	1,288.5

Commitments and contingencies

Minority interest	24.5	17.8

Stockholders’ equity:
Common stock — par value $.01; 174,362,488 and 85,995,266 shares issued and outstanding at December 31, 2005 and December 31, 2004	1.7	0.9
Additional paid-in capital	3,400.9	692.9
Deferred stock-based compensation	(16.5)	—
Accumulated other comprehensive income (loss)	(21.8)	33.4
Retained earnings	829.9	543.0

	4,194.2	1,270.2

	$6,678.5	$2,576.5

NATIONAL OILWELL VARCO, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In millions, except per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2005	2004	2005	2004
		(Restated)		(Restated)
Revenue:
Rig technology	$644.4	$342.9	$2,216.8	$1,085.5
Petroleum services and supplies	513.2	140.6	1,645.8	505.5
Distribution services	308.2	235.3	1,074.5	905.1
Eliminations	(88.4)	(49.3)	(292.6)	(178.0)

Total revenue	1,377.4	669.5	4,644.5	2,318.1

Gross profit	311.5	146.9	987.2	503.8
Gross profit %	22.6%	21.9%	21.3%	21.7%
Selling, general, and administrative	134.2	87.9	463.1	327.8
Integration costs and stock-based compensation	13.5	—	47.3	—

Operating profit	163.8	59.0	476.8	176.0

Interest and financial costs	(13.5)	(9.7)	(52.9)	(38.4)
Interest income	1.4	1.1	4.9	3.5
Other income (expense), net	(0.3)	(0.8)	1.2	(2.2)

Income before income taxes and minority interest	151.4	49.6	430.0	138.9
Income tax benefit (expense)	(48.7)	3.9	(138.9)	(21.6)

Income before minority interest	102.7	53.5	291.1	117.3
Minority interest in income of consolidated subsidiaries	1.1	0.9	4.2	2.1

Net income	$101.6	$52.6	$286.9	$115.2

Net income per share:
Basic	$0.58	$0.61	$1.83	$1.34

Diluted	$0.58	$0.61	$1.81	$1.33

Weighted average shares outstanding:
Basic	174.3	86.0	156.4	85.8

Diluted	176.5	86.9	158.3	86.5

NATIONAL OILWELL VARCO, INC.
OPERATING PROFIT — PRO FORMA SUPPLEMENTAL SCHEDULE (Unaudited)
(In millions)

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2005	2004	2005	2005	2004
Revenue:
Rig technology	$644.4	$526.4	$572.8	$2,335.7	$1,727.6
Petroleum services and supplies	513.2	399.6	472.0	1,838.7	1,431.5
Distribution services	308.2	235.3	272.4	1,074.5	905.1
Eliminations	(88.4)	(49.3)	(80.7)	(296.5)	(178.0)

Total revenue	$1,377.4	$1,112.0	$1,236.5	$4,952.4	$3,886.2

Operating profit:
Rig technology	$80.5	$69.3	$70.4	$264.1	$180.7
Petroleum services and supplies	101.4	66.4	87.0	328.6	218.5
Distribution services	14.9	9.0	14.5	46.6	29.6
Unallocated expenses and eliminations	(19.5)	(18.9)	(19.3)	(81.5)	(57.7)

Total operating profit (before integration costs and stock-based compensation)	$177.3	$125.8	$152.6	$557.8	$371.1

Operating profit %:
Rig technology	12.5%	13.2%	12.3%	11.3%	10.5%
Petroleum services and supplies	19.8%	16.6%	18.4%	17.9%	15.3%
Distribution services	4.8%	3.8%	5.3%	4.3%	3.3%
Other unallocated	—	—	—	—	—

Total operating profit (before integration costs and stock-based compensation)	12.9%	11.3%	12.3%	11.3%	9.5%

Note: The unaudited pro forma results represent the combined estimated financial results for National-Oilwell, Inc. and Varco International, Inc. as if the merger occurred at the beginning of each period presented. The results include the estimated effect of purchase accounting adjustments, but do not include any effect from costs savings that may result from the merger. The unaudited pro forma financial statements are presented for informational purposes only and are not necessarily indicative of results of operations or financial position that would have occurred had the transaction been consummated at the beginning of the period presented, nor are they necessarily indicative of future results.

NATIONAL OILWELL VARCO, INC.
PROFORMA RECONCILIATION EXCLUDING INTEGRATION COSTS AND STOCK-BASED COMPENSATION
(Unaudited)
(In millions, except per share data)

Three Months Ended
December 31, 2005
Reconciliation of EBITDA before integration costs and stock-based compensation (Note 1):
GAAP net income	$101.6
Provision for income taxes	48.7
Interest expense	13.5
Depreciation and amortization	28.5
Integration costs and stock-based compensation	13.5

EBITDA before integration costs and stock-based compensation (Note 1)	$205.8

Reconciliation of GAAP net income before integration costs and stock-based compensation (Note 2) :
GAAP net income	$101.6
Integration costs and stock-based compensation, net of tax	9.0

Net income before integration costs and stock-based compensation (Note 2)	$110.6

Weighted average dilutive shares outstanding	176.5

Dilutive earnings per share before integration costs and stock-based compensation	$0.63

Note 1 EBITDA before integration costs and stock-based compensation means earnings before interest, taxes, depreciation, amortization, and integration costs and stock-based compensation, and is a non-GAAP measurement. Management uses EBITDA before integration costs and stock-based compensation because it believes it provides useful supplemental information regarding the Company’s on-going economic performance and, therefore, uses this financial measure internally to evaluate and manage the Company’s operations. The Company has chosen to provide this information to investors to enable them to perform more meaningful comparisons of operating results and as a means to emphasize the results of on-going operations.
Note 2 The Company believes that reporting net income and dilutive EPS excluding integration costs and stock-based compensation provides useful supplemental information regarding the Company’s on-going economic performance and, therefore, uses this financial measure internally to evaluate and manage the Company’s operations. The Company has chosen to provide this information to investors to enable them to perform more meaningful comparisons of operating results and as a means to emphasize the results of on-going operations.

CONTACT:	National Oilwell Varco, Inc.
Clay Williams, (713) 346-7606
Clay.Williams@nov.com